Exhibit 10.14

Amendment No. 2 to Employment Agreement

This Amendment No. 2 dated as of March 12, 2009, by and between Applied Energetics, Inc. (the “Company”) and Dana A. Marshall (the “Executive”) amends the Employment Agreement entered into on August 18, 2006, as amended to date, by and between the Company and the Executive (the “Agreement”).  Capitalized items used herein and not defined herein shall have the same meanings as set forth in the Agreement.

(1)	Section 2.6 is deleted in its entirety and replaced with the following:

“2.6
Housing Allowance.  Prior to your relocation to the Tucson, Arizona area, for a period ending December 31, 2009, the Executive shall be entitled to receive a temporary housing allowance in an amount equal to the Executive’s actual rental expense up to $2,500 per month (plus an amount equal to any tax consequences to the Executive for such payment, if any), provided however, that such payments shall terminate earlier upon the Executive establishing a permanent residence in the Tucson, Arizona area.”

(2)	Section 2.7 shall be deleted in its entirety and replaced with the following:

“2.7
Automobile Allowance.  The Executive shall, commencing on the date of this Amendment, be entitled to a reimbursement allowance to cover the expenses of operating, maintaining and using an automobile (plus an amount equal to any tax consequences to the Executive for his personal use of the automobile), upon the presentation of appropriate vouchers and/or receipts to the extent the Company does not pay the expenses directly.

(3)	The following new Section 2.8 shall be added at the end of Section 2.7.

“2.8
Life Insurance Coverage.  Subject to Executive’s cooperation with any required physical examinations, the Company shall use its reasonable business efforts to obtain and maintain in full force and effect during the Term, life insurance issued by an insurance company(s) covering the life of the Executive for the benefit of the Executive’s designated beneficiary(s) in the amount of $3,000,000; and pay the annual premiums plus any medical costs relating to obtaining and maintaining such policy up to an aggregate of $14,000 per year (plus an amount equal to any tax consequences to the Executive for such payment).  The coverage shall be a term policy, which shall be owned by the Company.  Upon termination of the Executive’s employment, for any reason, the Company shall, at the written request of the Executive, transfer the policy to the Executive and, the Executive shall, thereafter, be responsible for any premiums, payments or fees to maintain coverage under the policy, and shall promptly reimburse the Company for any prepaid premiums.

(4)	The following new Section 2.9 shall be added at the end of Section 2.8.

“2.9
Relocation Allowance.  If, with the approval of the Board of Directors, the Executive relocates his primary residence to the Tucson, Arizona area, the Company shall pay the reasonable out-of-pocket moving expenses of the Executive incurred by the Executive in connection with such relocation.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY

APPLIED ENERGETICS, INC.

By:	/s/ Kenneth M. Wallace
Printed Name: Kenneth M. Wallace
Title: Chief Financial Officer

EXECUTIVE

/s/ Dana A. Marshall
Dana A. Marshall